Exhibit 99.1

San Juan Basin Royalty Trust

TexasBank, Trustee
2525 Ridgmar Boulevard Suite 100
Fort Worth, Texas 76116

NEWS RELEASE

San Juan Basin Royalty Trust
Declares Monthly Cash Distribution

      FORT WORTH, Texas, May 20, 2005 — TexasBank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $12,299,927.06 or $0.263897 per unit, based principally upon production during the month of March 2005. The distribution is payable June 14, 2005, to unit holders of record as of May 31, 2005.

      Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,835,946 Mcf (4,135,409 MMBtu). Dividing revenues by production volume yielded an average gas price for March 2005 of $5.11 per Mcf ($4.74 per MMBtu) as compared to $5.25 per Mcf ($4.81 per MMBtu) for February 2005. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $951,075. Lease operating expense was $1,610,446 and taxes were $1,981,764.

      As part of the ongoing negotiations between the Trust and Burlington Resources Oil and Gas Company LP concerning a number of revenue and expense audit issues, this month’s distribution includes $988,392 paid to the Trust in settlement of certain claims. Of that amount, $982,038 was allocated to the Trust as additional revenue and $6,354 was deducted from lease operating expenses allocated to the Trust.

Contact:	San Juan Basin Royalty Trust
Lee Ann Anderson, Vice President and Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936

Website: www.sjbrt.com
e-mail: sjt@texasbank.com